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                                                                      EXHIBIT 18



                            PACIFIC GLOBAL FUND, INC.

                                   RULE 18F-3
                               MULTIPLE CLASS PLAN
                                  (THE "PLAN")

                                                December 16, 1997

         Pacific Global Fund, Inc. (the "Corporation"), a series-type, registered open-end management investment company that consists of the separately managed series listed on Schedule A hereto, as such Schedule A may be amended from time to time (each a "Portfolio" and, collectively, the "Portfolios"), has elected to rely on Rule 18f-3 under the Investment Company Act of 1940, as amended (the "1940 Act"), in offering multiple classes of shares in each Portfolio and in each hereafter created series.

A.       ATTRIBUTES OF SHARE CLASSES

         1. The rights of each class of the Portfolios shall be as set forth in the respective Certificate of Class Designation for each class (each a "Certificate"), as each such Certificate is approved by the Corporation's Board of Directors and attached hereto as Schedules B-1 and B-2.

         2. With respect to each class of shares created hereunder, each share of a Portfolio will represent an equal pro rata interest in the Portfolio and will have identical rights and obligations, except that: (i) each class will have a different class name (or other designation) that identifies the class as separate from any other class; (ii) each class will separately bear any fees ("Rule 12b-1 Fees") imposed in connection with a plan adopted pursuant to Rule 12b-1 under the 1940 Act (a "Rule 12b-1 Plan"), which may include a service fee, as described in the Corporation's prospectus or statement of additional information as from time to time in effect (the "Prospectus") and will separately bear any other service fees ("Service Fees") that are made under any servicing agreement entered into with respect to that class, which are not contemplated by or within the scope of the Rule 12b-1 Plan; (iii) each class may bear, consistent with rulings and other published statements of position by the Internal Revenue Service, the expenses of the Portfolio's operations which are directly attributable to such class ("Class Expenses"); and (iv) shareholders of the class will have exclusive voting rights regarding the Rule 12b-1 Plan and the servicing agreements relating to such class, and will have separate voting rights on any matter submitted to shareholders in which the interests of that class differ from the interests of any other class.

B.       EXPENSE ALLOCATIONS

         1. Expenses of each class shall be allocated as follows: (i) any Rule 12b-1 Fees relating to each class of shares associated with any Rule 12b-1 Plan or any Service Fees relating to each class of shares are (or will be) borne exclusively by that class; (ii) any incremental transfer agency fees relating to a particular class are (or will be) borne exclusively by that class; and (iii) Class Expenses relating to a particular class are (or will be) borne exclusively by that class.


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         2. Non-class specific expenses shall be allocated in accordance with
Rule 18f-3(c) promulgated under the 1940 Act.


C.       AMENDMENT OF PLAN; PERIODIC REVIEW

         1. This Plan shall be amended to describe properly (through additional schedules hereto) each new class of shares, upon the approval of each new class by the Corporation's Board of Directors.

         2. The Board of Directors of the Corporation, including a majority of the Directors who are not "interested persons" of the Corporation (as defined in the 1940 Act), must approve any material amendment of the Plan as it relates to any class of any Portfolio covered by the Plan.



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                                   SCHEDULE A

                            PACIFIC GLOBAL FUND, INC.

                               Names of Portfolios

                           Government Securities Fund
                             Income and Equity Fund
                                  Balanced Fund
                                 Small Cap Fund




Date:      December   , 1997


                                       A-1

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                                  SCHEDULE B-1

                            PACIFIC GLOBAL FUND, INC.
                        CERTIFICATE OF CLASS DESIGNATION

                                 Class A Shares

1.       Class-Specific Distribution Arrangements; Other Expenses.

         Class A Shares are sold at net asset value plus a sales charge which varies depending on the size of the purchase. The sales charges and dealer concessions are as follows:


                                             As Percentage of            As Percentage of             Amount Reallowed
Amount of Purchase                            Offering Price              Net Investment                to Dealers*
----------------------------------------------------------------------------------------------------------------------
GOVERNMENT SECURITIES FUND AND INCOME FUND

    Less than $ 50,000                             4.75%                       4.98%                       4.00%
    $ 50,000 - $ 99,999                            4.50%                       4.71%                       3.75%
    $100,000 - $249,999                            3.50%                       3.63%                       2.75%
    $250,000 - $499,999                            2.50%                       2.56%                       2.00%
    $500,000 - $999,999                            2.00%                       2.04%                       1.60%
    $1 million and over**                          0.00%                       0.00%                         **


BALANCED FUND AND SMALL CAP FUND

    Less than $ 25,000                             5.75%                       6.10%                       4.75%
    $ 25,000 - $ 49,999                            5.50%                       5.82%                       4.75%
    $ 50,000 - $ 99,999                            4.75%                       4.99%                       4.00%
    $100,000 - $249,999                            3.75%                       3.90%                       3.00%
    $250,000 - $499,999                            2.50%                       2.56%                       2.00%
    $500,000 - $999,999                            2.00%                       2.04%                       1.60%
    $1 million and over**                          0.00%                       0.00%                         **


* The amount reallowed to dealers is shown as a percentage of the offering price. Under certain circumstances, commissions up to the full amount of the sales charge may be reallowed to authorized dealers described in the Prospectus. Dealers that receive 90% or more of the sales load may be deemed to be underwriters under the Securities Act of 1933, as amended. Additionally the Corporation's principal underwriter and distributor ("Distributor") may use payments under the Rule 12b-1 Plan or its own resources to provide additional compensation in the form of promotional merchandise, marketing support, travel or other incentive programs.


                                       B-1

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**  On purchases by a "Single Purchaser", as described in the Prospectus, aggregating $1 million or more, the Distributor will pay authorized dealers described in the Prospectus an amount equal to 1% of the first $2 million of such purchases, plus .50% of the next $1 million, plus .20% of the next $1 million, plus .03% of the portion of such purchases in excess of $4 million. The Distributor also may, from time to time, enter into arrangements with specific authorized dealers whereby the Distributor may make additional payments to that dealer, based in part, on that dealer meeting certain sales criteria.


         Class A Shares are also subject to service fees in connection with a Rule 12b-1 Plan, payable at an annual rate of 0.25% of the average daily net assets of the Portfolios attributable to such shares.

         Subject to limitations described in the Prospectus, a Contingent Deferred Sales Charge ("CDSC") may apply to redemptions of Class A Shares. Generally, a CDSC will be deducted from redemption proceeds of Class A Shares purchased in amounts aggregating $1,000,000 or more and redeemed within 18 months of the end of the calendar month of their purchase, at the rate of 1% of the lesser of the aggregate net asset value of the redeemed shares (not including shares purchased by reinvestment of dividends or distributions) or the original cost of such shares.

         As described in the Prospectus, a $10.00 annual fee may be imposed on accounts with a Class A Share value of less than $1,000 on the last business day at the end of each calendar year. The $10.00 annual fee is currently being waived and is expected to be waived in the future.

2.       Exchange Privileges.

         Subject to conditions and limitations described in the Prospectus, Class A Shares of each Portfolio may be exchanged for Class A Shares of each other Portfolio of the Corporation, as well as two money market portfolios described in the Prospectus and other funds which may become available by Distributor arrangement for exchanges with Class A Shares of the Corporation. A $5.00 service fee may be imposed on each exchange, but currently is being waived, and is expected to be waived in the future, by Pacific Global Investor Services, Inc., the Corporation's transfer agent.

3.       Voting Rights.

         Each Class A shareholder will have one vote for each full Class A Share held. Class A shareholders will be entitled to exclusive voting rights relating to Class A Rule 12b-1 Fees (including the Rule 12b-1 Plan) and to separate voting rights on any matter submitted to shareholders in which the interests of Class A differ from the interests on any other class.

4.       Conversion Rights.

         Class A Shares do not have a conversion feature.

                                       B-2

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                                  SCHEDULE B-2

                            PACIFIC GLOBAL FUND, INC.
                        CERTIFICATE OF CLASS DESIGNATION

                                 Class C Shares

1.       Class-Specific Distribution Arrangements; Other Expenses.

         Class C Shares are sold at net asset value without a front-end sales charge. Class C Shares are subject to service fees and distribution fees in the total amount of 1.00% in connection with a Rule 12b-1 Plan. The service fees are payable at an annual rate of 0.25% of the average daily net assets of the Portfolios attributable to such shares, and the distribution fees are payable at an annual rate of 0.75% of the average daily net assets of the Portfolios attributable to such shares. The service fees provide for the payment of shareholder service fees, and the distribution fees will be paid to reimburse the Corporation's Distributor for a portion of its costs incurred in distributing the Class C Shares. The minimum initial investment in Class C Shares is $10,000.00, and the minimum for subsequent investments in Class C Shares is $500.00. The minimum for subsequent investments in Class C Shares purchased on a monthly basis through the Corporation's Automatic Investment Plan is $100.00.

         Subject to limitations described in the Prospectus, a Contingent Deferred Sales Charge ("CDSC") may apply to redemptions of Class C Shares. The CDSC will equal 1% of the lesser of the aggregate net asset value of the redeemed shares (not including shares purchased by reinvestment of dividends or distributions) or the original cost of such shares. The CDSC will apply to shares redeemed with 12 months of the end of the month in which they were purchased, determined on a last-in, first-out basis.

2.       Exchange Privileges.

         Subject to conditions and limitations described in the Prospectus, Class C Shares of each Portfolio may be exchanged for Class C Shares of each other Portfolio of the Corporation, as well as two money market portfolios described in the Prospectus and other funds which may become available by Distributor arrangement for exchanges with Class C Shares of the Corporation. A $5.00 service fee may be imposed on each exchange, but currently is being waived, and is expected to be waived in the future, by Pacific Global Investor Services, Inc., the Corporation's transfer agent.

3.       Voting Rights.

         Each Class C shareholder will have one vote for each full Class C Share held. Class C shareholders will be entitled to exclusive voting rights on issues relating to Class C Rule 12b-1 Fees (including the Rule 12b-1 Plan) and to separate voting rights on any matter submitted to shareholders in which the interests of Class C differ from the interests of any other class.


                                       B-3

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4.       Conversion Rights.

         Class C Shares do not have a conversion feature.



                                       B-4